EXHIBIT 11

                      CALPINE CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                 --------------------
                                                   1997          1996
                                                 --------    --------

Net loss .....................................   $ (4,040)   $   (294)
                                                 ========    ========

Primary earnings per share
   Average number of common shares outstanding     19,852      10,388
   Conversion of preferred stock .............       --           263
                                                 --------    --------
                                                   19,852      10,651
                                                 --------    --------

       Primary earnings per share ............   $  (0.20)   $  (0.03)
                                                 ========    ========

Fully diluted earnings per share
   Average number of common shares outstanding     19,852      10,388
   Conversion of preferred stock .............       --           263
                                                 --------    --------
                                                   19,852      10,651
                                                 --------    --------

       Fully diluted earnings per share ......   $  (0.20)   $  (0.03)
                                                 ========    ========